Exhibit 99.1
Bristol-Myers Squibb Completes Previously Announced Sale of Global Diabetes Business to AstraZeneca
(NEW YORK - FEBRUARY 3, 2014) - Bristol-Myers Squibb Company (NYSE: BMY) today announced that it has completed the previously announced sale of its global diabetes business to AstraZeneca.
Bristol-Myers Squibb received from AstraZeneca a payment of approximately $2.7 billion in connection with the closing, and will receive by mid-February, a $0.6 billion milestone payment from the recent U.S. approval of Farxiga (dapagliflozin). Under terms of the agreement, Bristol-Myers Squibb will also receive from AstraZeneca potential regulatory and sales-based milestone payments of up to $0.8 billion, and royalty payments based on net sales through 2025. In addition, AstraZeneca will make payments of up to $225 million if and when certain assets are subsequently transferred.
The transaction includes the rights to Bristol-Myers Squibb’s global diabetes business that was part of its collaboration with AstraZeneca, the former Amylin manufacturing facility in West Chester, Ohio, and also covers the future purchase by AstraZeneca of Bristol-Myers Squibb’s Mount Vernon, Indiana, manufacturing facility, no earlier than 18 months following the closing date. The closing of the transaction as it relates to China remains subject to the satisfaction of certain conditions in the Sino-American Shanghai Squibb Pharmaceutical Company joint venture agreement between Bristol-Myers Squibb China and its joint venture partners.
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